Exhibit 99.1

FiEE, Inc. Announces Nasdaq Ticker Symbol Change to “FIEE”, Effective July 10, 2025

July 9, 2025

Hong Kong, July 9, 2025 — FiEE, Inc. (NASDAQ:MINM) (“FiEE, Inc.” or the “Company”), a technology company integrating IoT, connectivity and AI to redefine brand management solutions in the digital era, announced that the Company’s common stock will begin trading on Nasdaq under the ticker symbol “FIEE” on July 10, 2025. This ticker symbol will replace the Company’s current ticker symbol for its common stock, “MINM.” Additionally, the Company’s name will be updated to FiEE, Inc. in Nasdaq’s records following the recent rebranding of the business from Minim, Inc. to FiEE, Inc.

The change signifies FiEE’s strategic rebranding, poised to unlock greater growth potential in the future. Notably, several pivotal developments have taken place already in 2025. Firstly, the Company unveiled its new SaaS products tailored for the talented individuals in March 2025, swiftly securing sales contracts with new clients. In addition, the Company solidified a strategic agency and cooperation agreement to participate in the international trade fair held at INTEX Osaka. Furthermore, the Company also entered into an asset purchase agreement with Suzhou Yixuntong Network Technology Co., Ltd. to acquire intellectual property and fixed assets, including advanced product authentication technologies, high-efficiency file transfer systems and blockchain-powered KYC solutions. These strategic moves are expected to bolster the Company’s technological edge and market presence, driving sustainable value for all stakeholders in the digital landscape.

Rafael Li, Chief Executive Officer of FiEE, Inc., commented, “This year holds paramount significance for our company. We have successfully completed key acquisitions to enhance operational excellence and diversify our product portfolio. With the recent ticker symbol change symbolizing our new brand identity, we are steadfastly progressing towards transformation, diligently striving to realize our vision of becoming an innovative and rapidly growing enterprise.”

No action by the Company’s stockholders is required with respect to the ticker symbol change. The Company’s common stock will continue to be listed on Nasdaq and the CUSIP number will remain unchanged.

About FiEE, Inc.

FiEE, Inc. (NASDAQ:FiEE), formerly Minim, Inc., was founded in 1977. It has a historical track record of delivering comprehensive WiFi/Software as a Service platform in the market. After years of development, it made the strategic decision to transition to a Software First Model in 2023 to expand its technology portfolio and revenue streams. In 2025, FiEE, Inc. rebranded itself as a technology company leveraging its expertise in IoT, connectivity, and AI to explore new business prospects and extend its global footprint.

FiEE, Inc.’s services are structured into four key categories: Cloud-Managed Connectivity (WiFi) Platform, IoT Hardware Sales & Licensing, SAAS Solutions, and Professional To-C and To-B Services & Support. Notably, FiEE, Inc. has introduced its innovative Software as a Service solutions, which integrate its AI and data analytics capabilities into content creation and brand management. This initiative has led to the nurturing of a robust pool of KOLs on major social media platforms worldwide, assisting them in developing, managing, and optimizing their digital presence across global platforms. FiEE, Inc.’s services include customized graphics and posts, short videos, and editorial calendars tailored to align with brand objectives.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, statements regarding the Nasdaq ticker symbol change; the expected success of the Company’s new SaaS products; the Company’s business strategy, including its strategic transformation and success of recent acquisitions; and the Company’s ability to drive long-term growth and shareholder value. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the Company to maintain compliance with the Nasdaq continued listing standards; the impact of fluctuations in global financial markets on the Company’s business and the actions it may take in response thereto; the Company’s ability to execute its plans and strategies; and the impact of government laws and regulations. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and elsewhere in the Company’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the U.S. Securities and Exchange Commission from time to time and available at www.sec.gov.

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fiee@dlkadvisory.com

Source: FiEE, Inc.